Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way

Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)

Chief Financial Officer	Len Hall (media)

(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES MATERIAL MODIFICATION TO CREDIT AGREEMENT
THROUGH JUNE 30, 2010

Allows Company Sufficient Time to Sell Assets With Intent to Repay Debt Obligations in Full

EATONTOWN, NJ — January 25, 2010 — EMRISE CORPORATION (NYSE Arca: ERI) today announced that it has entered into a material modification to its credit agreement with its primary lender through June 30, 2010.

In December 2009, the Company did not raise any capital in an equity offering as required by the Credit Agreement and, further, believed that it may not be, at December 31, in compliance with a number of the financial covenants in the Credit Agreement, including minimum EBITDA, maximum leverage ratio and minimum liquidity.  Based on these anticipated events of default, the Borrowers and the Lender began discussions regarding a plan for payment and a long-term forbearance.  During such discussions, the Borrowers and Lender entered into two short-term forbearance agreements, each of which was announced by the Company and described in Current Reports on Form 8-K filed with the Commission.

On January 25, 2010, the Borrowers and the Lender entered into Amendment Number 8 to Loan Documents (“Amendment 8”), which amends the Credit Agreement as of December 31, 2009.  Amendment 8 retroactively removes the requirement to conduct an equity raise that would have otherwise triggered a default, and certain financial covenants that may have triggered a default, reduces the monthly principal payments made on January 1, 2010 and through June 30, 2010 (the “Maturity Date”), and requires the sale of certain assets of the Borrowers.

More specifically, Amendment 8 provides for the following amendments to the Credit Agreement:  The financial covenants related to minimum EBITDA, maximum leverage ratio and minimum liquidity, as well as the requirement to raise capital through the issuance of the Company’s common stock, have been retroactively deleted and removed as ongoing obligations of the Borrowers.  Amendment 8 does not remove or alter the maximum capital expenditure financial covenants.  Lender has the right, after February 25, 2010, to appoint an outside observer to review the Borrower’s books and records and business operations, with certain limitations designed to minimize disruption to the business operations of the Borrowers.  The monthly principal payments of $287,000 due on the first of each month commencing January 1, 2010 were reduced to $150,000 at January 1, 2010 and bi-weekly payments of $75,000, beginning on February 1, 2010 through maturity.  Certain fees (including a $200,000 advisory fee arising in connection with Amendment 8) and certain expenses (excluding reasonable attorney fees incurred in connection with Amendment 8) owed by Borrowers have been deferred until the Maturity Date.  Borrowers agreed to sell certain assets, and will retain a percentage of the proceeds of some of such sales for working capital and will use the remaining proceeds to pay down the obligations owed to the Lender.  Amendment 8 provides for certain milestone events related to the sales process.  Failure to achieve these milestones can result in a default under the Credit Agreement.  Borrowers are also obligated to provide financial information and status reports to the Lender on a regular basis.  Finally, Borrowers agreed to release Lender from potential claims.

The practical effect of Amendment 8 is to provide a forbearance by the Lender through the Maturity Date on the equity raise default and the possible financial covenant defaults that was and may have been otherwise triggered under the Credit Agreement as of December 31, 2009 and allows the Company sufficient time to sell certain assets in order to pay down its obligations to the Lender.  The Company believes that net proceeds from the sales of assets contemplated by Amendment 8 will be sufficient to pay the obligations owed to Lender in full.

If a new event of default were to occur, including the failure to achieve any of the milestones, the Lender could accelerate the debt and exercise its rights and remedies under the Credit Agreement, which could include a foreclosure on the assets of the Borrowers before the contemplated asset sales could be completed.  There can be no assurance that the Company will be able to successfully sell the contemplated assets in the agreed time frames and/or at prices sufficient to satisfy the debt owed to Lender, if at all.  Even if the Company does successfully sell the contemplated assets and pay the obligations owed to the Lender in full, the ongoing revenues of the Company will be substantially reduced which could have a material adverse affect on the Company’s operations and financial condition.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including EMRISE’s ability to sell certain of its assets and satisfy the debt owed to Lender may be interpreted as forward looking statements.  The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to the current absence of any binding obligations by any third party to purchase any assets of the Company, the Company has not yet begun to market certain of the assets that it has agreed to sell, terms offered by potential buyers may not be acceptable or may be unfavorable to the Company, even if the Company secures one or more letters of intent to purchase the assets and/or executes purchase agreements, there will be conditions to be met before closing, such as satisfactory due diligence, corporate and other approvals and third party consents, the timeliness and satisfaction of which may not be within the control of the Company and may not be achieved, and thus the sales may not be consummated, the milestones may not be met, the net proceeds for the assets may not meet the expectations of the Company, and thus may not be sufficient to pay the obligation to Lender in full.  The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarterly period ended September 30, 2009, and other EMRISE filings with the Securities and Exchange Commission.